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                                                                    Exhibit 7(1)

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, dated as of April 7, 1998 (this "Agreement"), is made and entered into by and among the shareholders whose names appear on the signature pages of this Agreement (each individually, a "Shareholder" and, collectively, the "Shareholders"), CompuCom Systems, Inc., a Delaware corporation ("CompuCom"), and CIC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of CompuCom ("Purchaser").

                                   RECITALS:
                                   --------

     A. CompuCom, Purchaser and Computer Integration Corp., a Delaware corporation ("CIC" and together with its wholly owned subsidiary CIC Systems, Inc., a Delaware corporation, collectively, the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Purchaser with and into the Company (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement and the conversion of each issued and outstanding share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock"), other than shares of Company Common Stock owned by the Company or by CompuCom or Purchaser or any wholly owned subsidiary of Purchaser (and shares of Company Common Stock held by shareholders who perfect any appraisal rights that they may have under Delaware law), into the right to receive an amount in cash equal to the Purchase Price (hereinafter defined) per share of Company Common Stock payable as provided in the Merger Agreement. In addition, pursuant to the Merger Agreement each issued and outstanding share (other than shares of the Series D Preferred Stock (hereinafter defined) and Series E Preferred Stock (hereinafter defined) held by stockholders who perfect any appraisal rights they may have under Delaware law)
(a) of the Company's Series D, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series D Preferred Stock") shall be converted into and represent the right to receive $100 per share in cash, without interest thereon, and (b) of the Company's Series E, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series E Preferred Stock") shall be converted into and shall represent the right to receive $4,000 per share in cash, without interest thereon.

     B. The Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from the Shareholders, (a) all of the shares of Company Common Stock now or hereafter owned by the Shareholders (collectively, the "Shares") and (b) all of the shares of Series D Preferred Stock or Series E Preferred Stock (collectively, the "Preferred Shares") now or hereafter owned by the Shareholders, in each case on the terms and subject to the conditions set forth in this Agreement.

     C. Each Shareholder presently owns the number of Shares and Preferred Shares set forth below such Shareholder's name on the signature pages of this Agreement, and such Shares in aggregate represent not less than 56% of the issued and outstanding shares of the Company Common Stock.

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     The Shareholders and Purchaser hereby agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

     1.1  Purchase and Sale.

          (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.2 hereof) the Shareholders shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and receive from the Shareholders, all of the Shares for the purchase price per Share as determined pursuant to subparagraph (b) (the "Purchase Price").

          (b) The Purchase Price per Share shall be equal to $17,250,000.00 (i) minus (a) $1,903,600.00, the amount to be paid to the holders of the Series D Preferred Stock; minus (b) $500,000.00, the amount to be paid to the holders of the Series E Preferred Stock; minus (c) an amount not to exceed $195,000.00 to be paid to J.C. Bradford & Co., the Company's financial advisor, in connection with the transactions contemplated by this Agreement and the Merger Agreement; minus (d) an amount not to exceed $500,000.00 to be paid to Current Exchange, Inc. (f/k/a Cedar Computer Center, Inc.) ("Current Exchange") in full and complete satisfaction of a contractual price guarantee pursuant to which the Company is obligated to pay to Current Exchange on July 2, 1998, with respect to 515,000 shares of Company Common Stock held by Current Exchange, the difference between the closing market price of Company Common Stock on that date and $10.00; minus (e) an amount not to exceed $550,000.00 in the aggregate necessary for the Company to satisfy certain severance payment obligations of the Company to each of John Paget, Steve Wright, Greg Hardman, Ed Meltzer, Bill Patch, Mike Farrell and Sam McElhaney if their employment with the Company is terminated after Closing; and minus (f) an amount not to exceed $700,000.00 necessary for the Company to pay any prepayment or other fees owing to Congress Financial Corporation ("Congress") for termination of the Company's credit facility with Congress; and (ii) divided by the sum of (a) 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock plus (b) the number of Option and Warrant Shares (as defined in the Merger Agreement) for which payment is to be made to such optionholders or warrantholders pursuant to the Merger Agreement.

          (c) At the Closing, a portion of the Purchase Price per Share to be paid to each of the Shareholders shall be placed in escrow with a bank, trust company or other entity designated by CompuCom and reasonably satisfactory to the Company to act as escrow agent (the "Escrow Agent") pursuant to that certain Escrow Agreement provided for in the Merger Agreement to be entered into at Closing for the purpose of providing for adjustments to the Purchase Price per Share as hereinafter provided. The portion of the Purchase Price per Share to be deposited with the Escrow Agent (the "Contingent Amount per Share") shall be equal to $2,750,000 divided by the sum of (a) 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock plus (b) the number of Option and Warrant Shares for which payment is to be made to optionholders or warrantholders pursuant to the Merger Agreement. The Purchase Price per Share minus the Contingent Amount per Share shall be payable to the Shareholders in cash, without interest, at the Closing.

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          (d) At the Closing, Purchaser shall pay to each Shareholder the sum of
$100 per share for each share of Series D Preferred Stock held by such Shareholder and $4,000 per share for each share of Series E Preferred Stock held by such Shareholder.

     1.2  The Closing.

          (a) Subject to Section 1.2(d) hereof, the closing of the purchase and sale of the Shares and the Preferred Shares hereunder (the "Closing") shall take place at the offices of Strasburger & Price, L.L.P., 901 Main Street, Dallas, Texas at 10 a.m. Dallas, Texas time, or such other place as Purchaser and the Shareholders may agree, on the earlier of (i) June 30, 1998, (ii) the Effective Time, as defined in the Merger Agreement, (iii) subject to Purchaser's election in subparagraph (d) below, consummation of a transaction pursuant to a Superior Proposal (as defined in the Merger Agreement) and (iv) such other date, if any, as Purchaser may specify to the Shareholder Representative, appointed pursuant to Section 7.12, upon at least five business day's prior written notice (the earlier of such dates being referred to as the "Closing Date").

          (b) At the Closing, the Shareholders shall deliver to Purchaser certificates representing all of the Shares and Preferred Shares, accompanied by stock powers duly executed in blank for transfer by the record holders thereof, together with such other documents and instruments, if any, as may be necessary to permit Purchaser to acquire the Shares and Preferred Shares free and clear of any and all claims, liens, pledges, charges, encumbrances, security interests, options, trusts, commitments and voting or other restrictions of any kind whatsoever adverse to Purchaser (collectively, "Encumbrances"), except for those obligations created by this Agreement.

          (c) At the Closing, Purchaser shall pay (i) to each Shareholder by wire transfer in immediately available funds to an account or accounts designated by the Shareholder by written notice to Purchaser (A) an aggregate amount for the Shares being purchased from such Shareholder equal to the product of (x) the Purchase Price per Share minus the Contingent Amount per Share multiplied by (y) the number of Shares to be purchased from such Shareholder pursuant to this Agreement, (B) an aggregate amount for the Series D Preferred Stock equal to the product of (x) $100 per share multiplied by (y) the number of shares of Series D Preferred Common Stock to be purchased from such Shareholder pursuant to this Agreement and (C) an aggregate amount for the Series E Preferred Stock equal to the product of (x) $4,000 per share multiplied by (y) the number of shares of Series E Preferred Common Stock to be purchased from such Shareholder pursuant to this Agreement and (ii) to the Escrow Agent an aggregate amount for the Shares being purchased from such Shareholder equal to the product of (A) the Contingent Amount per Share multiplied by (B) the number of Shares to be purchased from such Shareholder pursuant to this Agreement.

          (d) The Purchaser and the Shareholders will use their best effort to consummate the Closing on or before June 30, 1998; provided, however, notwithstanding anything to the contrary in this Agreement, if the Closing Date has not occurred on or before June 30, 1998, because the Company is pursuing a Superior Proposal (as defined in the Merger Agreement) pursuant to advice from Holland & Knight LLP, counsel to the Company, that it is obligated to pursue such Superior Proposal, the Closing Date shall be delayed until the final termination or consummation of a transaction pursuant to a Superior Proposal. If the Company enters into a binding agreement providing for a transaction pursuant to a Superior Proposal, then the Purchaser shall have the right to purchase the Shares and the Preferred Shares from the Shareholders pursuant to this Agreement

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and participate in such transaction on the same basis as any other stockholder.
In the event the Purchaser so elects to purchase Shares and Preferred Shares under this Agreement in connection with a transaction consummated pursuant to a Superior Proposal, the provisions of Section 1.1(c) relating to the escrow and the provisions of Sections 1.3 and 1.4 will not apply and the total Purchase Price per Share due to the Shareholders and the purchase price per each Preferred Share due to the Shareholders shall be due and payable by the Purchaser contemporaneously with the consummation of the sale by the Purchaser in such transaction and receipt of the proceeds for such sale. Notwithstanding anything contained in the preceding sentences of this Section 1.2(d) to the contrary, if the Company enters into a binding agreement providing for a transaction pursuant to a Superior Proposal, Codinvest Ltd. shall not be obligated to sell its Shares to Purchaser pursuant to this Agreement and shall be free to participate in the sale pursuant to the Superior Proposal.

     1.3  Escrowed Funds.

          The moneys deposited under the Escrow Agreement and all interest earnings thereon (collectively, the "Escrowed Funds") shall be applied as provided in the Escrow Agreement and this Agreement. The portion of the Escrowed Funds applicable to the Shares, less any amounts applicable to such portion applied to any adjustments of the Purchase Price, shall be delivered to the Shareholders following the expiration of the escrow period and the resolution of any unresolved matters relating to adjustments of the Purchase Price and distributions of the Escrowed Funds all as provided in the Escrow Agreement. The Escrowed Funds shall be held for a period not to exceed twelve months from the Closing Date (the "Escrow Period"). At the end of the Escrow Period, any Escrowed Funds which have not previously been distributed and which are not the subject of any objection with respect to the distribution thereof as provided in the Escrow Agreement, shall be distributed pro rata to the former holders of the Company Common Stock and to the former holders of any stock options or warrants with respect to shares of Company Common Stock who received payment for such options or warrants pursuant to the Merger Agreement.

     1.4  Adjustments to Purchase Price.

          (a) The Purchase Price per Share shall be adjusted as provided in this
Section 1.4.

          (b) Following the Merger, the Surviving Corporation (as defined in the Merger Agreement) at its expense shall cause to be prepared a balance sheet of the Company as of the close of business on the Closing Date. Such balance sheet, as finally agreed upon or determined as provided in subparagraph (d) below, is referred to herein as the "Closing Balance Sheet." The Closing Balance Sheet shall include the assets and liabilities of the Company as of the Closing Date and shall be prepared in accordance with generally accepted accounting principles consistently applied and consistent with the Company's past practices, and shall not reflect any income tax benefit for operating losses of the Company subsequent to December 31, 1997. The Closing Balance Sheet shall not reflect any reduction in any deferred tax assets that were listed on the balance sheet of the Company included in the Form 10-Q of the Company filed with the Securities Exchange Commission for the quarterly period ended December 31, 1997. The Closing Balance Sheet shall not reflect any accrual for payments to be made by the Company with respect to the matters described in Sections 5.2(f), 5.2(g), 5.2(h) or 5.2(i). The inventory to be shown on the Closing Balance Sheet shall be based on a physical count of all product and parts inventory of the Company as of the close of business on the day preceding the Closing Date using appropriate cut-off

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procedures and using a valuation method consistent with generally accepted accounting principles consistently applied and consistent with the Company's past practices, which is mutually agreeable to the Surviving Corporation and the Escrow Committee (as defined in subparagraph (c)).

          (c) The Closing Balance Sheet shall be prepared and delivered by the Surviving Corporation to a committee consisting of Araldo Cossutta and Frank Zappala (the "Escrow Committee") no later than one hundred twenty days after the Closing Date. If practicable, the Surviving Corporation shall prepare and deliver a preliminary Closing Balance Sheet to the Escrow Committee within ninety days after the Closing Date. The members of the Escrow Committee shall be designated in writing by the Shareholders to Purchaser at or prior to the Closing. The Escrow Committee may review and examine the Closing Balance Sheet and shall have complete access to the work papers used by the Surviving Corporation in preparing the Closing Balance Sheet and relevant records of the Company. The Escrow Committee shall have the right to employ an independent accounting firm to assist it in reviewing the Closing Balance Sheet and any of the matters described in subparagraph (f) below for which the Surviving Corporation seeks distribution from the Escrowed Funds. The reasonable cost and expenses of any such independent accounting firm shall be paid from the Escrowed Funds.

          (d) If the Escrow Committee agrees with the Closing Balance Sheet, it shall so notify the Surviving Corporation in writing not more than 30 days after receipt of the Closing Balance Sheet from the Surviving Corporation. The Escrow Committee shall also have the right to object, by written notice to the Surviving Corporation delivered within 30 days of receipt of the Closing Balance Sheet from the Surviving Corporation, to the Closing Balance Sheet; and if the Surviving Corporation and the Escrow Committee are unable to resolve such objections within 20 days, all such objections shall be referred for resolution to the Dallas office of an independent accounting firm of national reputation mutually acceptable to Purchaser and the Escrow Committee (the "Neutral Arbitrator").

          (e) If the stockholders' equity of the Company set forth on the Closing Balance Sheet is less than $2,300,000, then the Surviving Corporation shall be entitled to receive a distribution from the Escrowed Funds of an amount equal to the difference between $2,300,000 and the stockholders' equity of the Company as set forth on the Closing Balance Sheet.

          (f) The Surviving Corporation shall also be entitled to distributions from the Escrowed Funds with respect to each of the following matters: (i) for the amount of any payments made by the Surviving Corporation within the twelve-month period following Closing with respect to any claims, suits, actions or proceedings asserted against the Surviving Corporation relating to actions, occurrences or omissions of the Company occurring prior to Closing which are not reserved for on the Closing Balance Sheet, plus the amount of any reserves which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing, (ii) for any accounts payable or any other liabilities of the Company relating to the period prior to Closing which may be asserted against the Surviving Corporation after Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing, and (iii) for the amount of any sales or income tax liability which may be asserted against the Surviving Corporation after Closing with respect to the operations of the Company prior

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to Closing which have not been reflected or accrued for on the Closing Balance
Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing.

          (g) The Surviving Corporation shall give written notice to the Escrow Agent and the Escrow Committee if the Surviving Corporation believes it is entitled to distributions from the Escrow Fund with respect to any of the matters set forth in subparagraphs (e) or (f) above. The Surviving Corporation shall use commercially reasonable efforts to give such notice with respect to any matters for which it believes it is entitled to distributions from the Escrowed Funds not later than ten months after the Closing Date; provided, however that the Surviving Corporation shall give such notice with respect to the matters referred to in Section 10.4(e) at the time the Closing Balance Sheet is delivered to the Escrow Committee and the Surviving Corporation shall give notice with respect to the matters set forth in Section 10.4(f) on no more than two occasions during the Escrow Period. If the Escrow Committee has not objected to the Closing Balance Sheet within the time period specified for raising objections or if the Neutral Arbitrator has rendered its decision with respect to any objections to the Closing Balance Sheet which may have been referred to it for resolution, the Escrow Committee shall not have the right to object to distributions requested by the Surviving Corporation pursuant to subparagraph (e) above. The Escrow Committee shall have the right to object, by written notice delivered within 30 days after the Surviving Corporation's notice is received, to the Surviving Corporation and the Escrow Agent to any such proposed distributions under subparagraph (f) above; and if the Surviving Corporation and the Escrow Committee are unable to resolve such objections within 20 days, such objections shall be referred to the Neutral Arbitrator for decision.

          (h) If the Escrow Committee does not consent or object within the time periods and in the manner provided herein, the Escrow Committee shall be deemed to have consented to the Closing Balance Sheet or the proposed distribution of the Escrowed Funds, as the case may be. The decisions and agreements of the Escrow Committee and Purchaser shall be binding on the Shareholders, and the decisions of the Neutral Arbitrator with respect to any matters referred to it for resolution shall be binding on the Escrow Committee, the Shareholders and the Purchaser. THE SHAREHOLDERS ACKNOWLEDGE THAT THE ESCROW COMMITTEE IS ACTING ON THEIR BEHALF AND HEREBY RELEASE THE MEMBERS OF THE ESCROW COMMITTEE FROM ANY AND ALL LIABILITY WITH RESPECT TO ACTIONS TAKEN UNDER THIS AGREEMENT EXCEPT FOR ANY ACTIONS RELATING TO SUCH MEMBERS' WILFUL MISCONDUCT OR GROSS NEGLIGENCE.
The fees and expenses of the Neutral Arbitrator shall be paid by CompuCom if the Escrow Committee is the substantially prevailing party and shall be paid from the Escrowed Funds if Purchaser is the substantially prevailing party. If the Neutral Arbitrator determines that neither party is the substantially prevailing party, such fees and expenses shall be paid from the Escrowed Funds.

          (i) Each member of the Escrow Committee shall be entitled to a fee of $750 for reviewing each notice given by the Surviving Corporation requesting a distribution from the Escrowed Funds and to reimbursement for any reasonable out-of-pocket expenses incurred by such member in performing his services as a member of the Escrow Committee. Such fees and reimbursements shall be paid out of the Escrowed Funds. The members of the Escrow Committee may also purchase a policy of liability insurance in an amount not to exceed $3,000,000 insuring

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them against any claims by former shareholders, optionholders and warrantholders of the Company which may be asserted against the members of the Escrow Committee in performing their duties as set forth in this Section 1.4 provided that the premium for such policy is reasonable. The costs and expenses of such insurance policy and any deductible applicable to such insurance policy shall be paid from the Escrowed Funds to the extent there are funds available and otherwise by CompuCom.

          (j) The consent of the Escrow Committee, the lack of objection by the Escrow Committee within the time periods and in the manner provided herein, and the decision of the Neutral Arbitrator shall be sufficient and full authority for the Escrow Agent to distribute Escrowed Funds to Purchaser. The Escrowed Funds shall be distributed by the Escrow Agent as provided in this Agreement and the Escrow Agreement. If there is a conflict between this Agreement and the Escrow Agreement, the Escrow Agreement shall control.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                           OF COMPUCOM AND PURCHASER

     CompuCom and Purchaser, jointly and severally, hereby represent and warrant to the Shareholders as follows:

     2.1 Organization, Standing, etc., of CompuCom. CompuCom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. CompuCom has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

     2.2  Organization, Standing, etc., of Purchaser.

          (a) The Purchaser is a newly formed corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. The Purchaser has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

          (b) At the Effective Time, the duly authorized capital stock of the Purchaser will consist of 1,000 shares of common stock, $.001 par value, 1,000 shares of which will be validly issued, fully paid and nonassessable and owned of record and beneficially by CompuCom. There are no outstanding options, warrants or other rights to subscribe for or purchase capital stock (or securities convertible into or exchangeable for capital stock) of the Purchaser. The Purchaser has not engaged in any activities other than as contemplated by the terms of this Agreement.

      2.3 Authorization and Execution. The execution and delivery of this Agreement and the performance of each of CompuCom and the Purchaser of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all

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necessary corporate action on the part of CompuCom and the Purchaser. This
Agreement has been duly and validly executed and delivered by each of CompuCom and the Purchaser and constitutes a legal, valid and binding agreement of each of CompuCom and the Purchaser enforceable against CompuCom and the Purchaser, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or by general principles of equity.

      2.4 Absence of Conflicts; Governmental Authorizations.

          (a) The execution and delivery by each of CompuCom and the Purchaser of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation of CompuCom or the Purchaser, as applicable, or the Bylaws of CompuCom or the Purchaser, each as amended to date; (ii) materially conflict with, result in any material violation or material breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, contract or other instrument to which CompuCom or the Purchaser is a party or by which any of their respective properties or assets are or may be bound; (iii) materially violate any term of any legal requirement applicable to CompuCom or the Purchaser or their respective properties or assets; or (iv) result in the creation of, or impose on CompuCom or the Purchaser the obligation to create, any Encumbrance upon any properties or assets of CompuCom or the Purchaser.

          (b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Nasdaq National Market, the filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law (the "DGCL"), filings required pursuant to any state securities or "blue sky" laws, and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a material adverse effect on CompuCom or prevent or materially impair the consummation of the transactions contemplated hereby, CompuCom is not required to submit any notice, report or other filing to any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      2.5 Financing. CompuCom possesses, or has access to, all funds necessary to pay the Purchase Price and related fees and expenses, and has the financial capacity to perform its other obligations under this Agreement. Upon the terms and subject to the conditions of this Agreement, CompuCom will pay the Purchase Price.

      2.6 Investment Intent. Purchaser shall acquire the Shares for its own account and not with a view to or for sale in connection with any distribution thereof, and Purchaser shall not sell or otherwise dispose of the Shares except in compliance with the Securities Act of 1933, as amended, and applicable state securities laws.

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                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each Shareholder hereby represents and warrants to Purchaser that:

     3.1 Authority; Binding Effect. Such Shareholder has the requisite capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or by general principles of equity.

     3.2 Consent and Approvals; No Violation. Neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of an Encumbrance on any of the Shares or Preferred Shares under, any note, pledge, trust, irrevocable proxy, commitment, agreement or other instrument or obligation to which such Shareholder is a party or by which it or any of the Shares or Preferred Shares is bound, (b) except for filings under the HSR Act require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or (iii) violate any statute or any order, decree, injunction, rule or regulation of any Governmental Entity applicable to such Shareholder or any of the Shares or Preferred Shares.

     3.3  Ownership of Shares; Title.  The number of Shares and Preferred
Shares set forth on the signature pages hereto under the name of such Shareholder constitutes all of the shares of Company Common Stock and Preferred Shares owned beneficially or of record by such Shareholder, and such Shareholder has no options, warrants or other rights to purchase or subscribe for any shares of capital stock of the Company. On the date hereof, such Shareholder has, and as of the Closing Date such Shareholder will have, good and valid title to all of such Shares and Preferred Shares, free and clear of all Encumbrances, and sole and unrestricted voting power and power of disposition with respect to all of such Shares and Preferred Shares. There are no options or rights to purchase or acquire, or agreements, arrangements, commitments or understandings relating to, any of such Shares and Preferred Shares except pursuant to this Agreement. Upon delivery of such Shares and Preferred Shares to Purchaser at the Closing against payment therefore as contemplated hereby, Purchaser will have the entire record and beneficial ownership of, and good and valid title to, all of such Shares and Preferred Shares, free and clear of any and all Encumbrances.

     The representations and warranties being made by each Shareholder in this Agreement are being made by such Shareholder severally and not jointly and severally. No Shareholder shall have any liability to Purchaser as a result of the breach of any representation and warranty by another Shareholder.

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                                   ARTICLE IV

                                   COVENANTS

     4.1 Interim Actions. Except as expressly provided for herein, no Shareholder shall, directly or indirectly:

          (a) sell, offer for sale, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber in any manner or limit its right to vote in any manner any of the Shares or Preferred Shares or any interest therein or permit any such action to occur or continue;

          (b) grant any proxies or execute any consents with respect to any of the Shares or Preferred Shares, deposit any of the Shares or Preferred Shares into a voting trust or otherwise subject any of the Shares or Preferred Shares to any agreement or arrangement regarding the voting of such Shares or Preferred Shares or the taking of any action by consent of the shareholders of the Company;

          (c) solicit or initiate or engage in negotiations or discussions concerning any proposal or offer from any person relating to any acquisition or purchase of a material amount of the assets of, or any securities of, or any merger, consolidation, business combination with, the Company or any of its subsidiaries; or

          (d) take any action or omit to take any action that would be reasonably likely to cause any representation or warranty of any Shareholder contained in this Agreement to be untrue or incorrect or that would be reasonably likely to prevent the performance of any covenant or the satisfaction of any condition contained in this Agreement.

     4.2  Shareholder Consents.

          Each Shareholder, by this Agreement, with respect to those Shares and Preferred Shares that such Shareholder owns of record, does hereby agree, so long as this Agreement shall remain in effect, to vote each of such Shares and Preferred Shares and to execute any consent, certificate or other document that the DGCL may permit or require, (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any proposal for any recapitalization, merger, sale of assets, or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled or which could adversely affect the ability of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement, and (c) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Shareholder further agrees to cause the record holder of any Shares and Preferred Shares owned by such Shareholder beneficially but not of record to execute a consent or vote in accordance with the foregoing.

     4.3  Delivery to Custodian.

          (a) Promptly following the execution of this Agreement, the Shareholders shall deliver all certificates representing the Shares and Preferred Shares, accompanied by stock powers duly executed in blank for transfer by the record owners thereof, to John E. Paget (the "Custodian"), who will hold such certificates and stock powers in accordance with the terms of this Agreement. Upon request, the Custodian shall confirm in writing to Purchaser its possession of such share certificates and stock powers and make them available for inspection by Purchaser or its representatives.

          (b) Prior to the termination of this Agreement, the Custodian shall not release any of the share certificates or stock powers referred to in Section 4.3(a) hereof, except (i) to Purchaser, at the Closing, (ii) to the Paying Agent (as defined in the Merger Agreement), if the Merger becomes effective prior to the Closing, or (iii) with the express written consent of Purchaser and Shareholder.

          (c) If this Agreement shall terminate prior to the Closing and the effectiveness of the Merger, the Custodian shall promptly return the share certificates and stock powers referred to in Section 4.3(a) hereof to the Shareholders.

          (d) The Shareholders shall cause the Company to issue an appropriate stop-transfer instruction to the Company's transfer agent and registrar to the effect that the Shares and Preferred Shares are subject to the terms of this Agreement and may not be sold or otherwise disposed of except in accordance with the terms hereof.

     4.4 Equitable Adjustments. If there shall be any change in the Company Common Stock as a result of any merger, consolidation, reorganization, recapitalization or other similar event, or if there shall be any dividend upon the Company Common Stock payable in Company Common Stock or a stock split, combination of shares or other change in the capital structure of the Company, the number and kind of shares and the purchase price hereunder shall be equitably adjusted so as to prevent dilution or enlargement of the rights of the parties hereto; provided, however, that nothing herein contained shall constitute a waiver of any right or remedy of Purchaser under this Agreement or the Merger Agreement with respect to any of the foregoing events.

     4.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entity, effecting all necessary registrations and filings (including without limitation filings under the HSR
Act) and obtaining any required contractual consents.

                                   ARTICLE V

                                   CONDITIONS

     5.1 Conditions. The obligations of Purchaser and the Shareholders to consummate the purchase and sale of the Shares and Preferred contemplated hereby are subject to the satisfaction, at or before the Closing, of each of the following conditions, as applicable thereto: (a) consummation of the transactions contemplated by this Agreement and the Merger Agreement (the "Transaction") shall not violate any order of any court or any governmental department, commission, board, agency, or instrumentality of the United States and no action or proceeding shall have been instituted by any person or threatened by any person which, in either such case, in the good faith judgment of the Shareholders or the Purchaser has a reasonable probability of resulting in an order restraining, prohibiting or rendering unlawful the consummation of the Transaction, (b) the Company and CompuCom shall have made the necessary filings to comply with the HSR Act, and all applicable waiting periods under the HSR Act shall have expired or otherwise been terminated, (c) the Company shall have received the opinion of J. C. Bradford & Co. to the effect that the consideration to be paid pursuant to the Transaction to the holders of Company Common Stock is fair from a financial point of view and (d) the Shareholders shall have executed a consent as permitted under the DGCL with respect to, or otherwise voted in favor of, the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement.

     5.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the purchase and sale of the Shares and Preferred Shares contemplated hereby shall be further subject to the satisfaction of the additional conditions that (a) the representations and warranties of the Company in the Merger Agreement and of the Shareholders in this Agreement that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of this Agreement, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date, (b) the Company shall have performed in all material respects its material obligations, and complied in all material respects with its material covenants and agreements, under the Merger Agreement, (c) the Shareholders shall have performed in all material respects each of the covenants of the Shareholders contained herein to be performed by them at or before the Closing, (d) the Merger Agreement shall not have been terminated pursuant to Section 9.01 thereof, (e) CompuCom shall have completed its examination of the financial condition, properties and business of the Company and such examination shall not have revealed the existence of any fact, matter, claim (whether existing prior to the date of the Merger Agreement or arising after the date thereof) or circumstance not previously disclosed by the Company to CompuCom which, in CompuCom's judgment materially and adversely affects the Company including, without limitation, (i) that the Company's business has been conducted other than in the ordinary course from July 1, 1997 to the Closing, (ii) that since such date, the Company has increased the compensation of its employees except in the ordinary course of business consistent with past practices, (iii) that since such date, the Company has paid dividends in excess of $110,000 to its shareholders or (iv) that since such date, the Company increased its indebtedness for borrowed money or paid bonuses to its employees except in the ordinary course of business consistent with past practices, (f) at least five days prior to the Closing, the Company shall have entered into agreements with each of John Paget,

Steve Wright, Greg Hardman, Ed Meltzer, Bill Patch, Mike Farrell and Sam McElhaney, to whom it has severance payment obligations if such individuals' employment with the Company is terminated after Closing to accept an aggregate of not more than $550,000 in full satisfaction of all severance obligations owing to such individuals, (g) at least five days prior to the Closing, the Company shall have received written confirmation that any prepayment or other fees owing to Congress as a result of the termination of the Company's credit facility with Congress shall not exceed $700,000, (h) at least five days prior to the Closing, the Company shall have received the written agreement of J. C. Bradford & Co. that its fee in connection with the consummation of the Transaction shall not exceed $195,000 and (i) at least five days prior to the Closing, the Company shall have entered into an agreement with Current Exchange, Inc. (f/k/a Cedar Computer Center, Inc.) ("Current Exchange") providing for the Company to pay an amount not to exceed $500,000 to Current Exchange in full and complete satisfaction of a contractual price guarantee pursuant to which the Company is obligated to pay to Current Exchange on July 2, 1998, with respect to 515,000 shares of Company Common Stock held by Current Exchange, the difference between the closing market price of Company Common Stock on that date and $10.00.

     5.3 Additional Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the purchase and sale of the Shares and Preferred Shares contemplated hereby shall be further subject to the satisfaction of the additional conditions that (a) CompuCom and Purchaser shall have performed in all material respects their obligations, and shall have complied in all material respects with their material covenants and agreements, under this Agreement and (b) the Merger Agreement shall not have been terminated pursuant to subparagraphs (a) or (d) of Section 9.01 thereof.

                                   ARTICLE VI

                               FURTHER COVENANTS

     6.1 Account Receivable Collections. The Surviving Corporation shall use commercially reasonable efforts to collect the accounts receivable of the Company reflected on the Closing Balance Sheet which shall include at a minimum, those efforts employed by the Company in collecting its accounts receivable prior to the Closing.

     6.2 CompuCom to Cause Purchaser and Surviving Corporation to Perform. CompuCom shall cause Purchaser prior to the Merger and the Surviving Corporation after the Merger to perform their obligations and comply with their covenants and agreements under this Agreement and the Merger Agreement.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1  Termination.

          (a) This Agreement may be terminated and the purchase and sale of the Shares contemplated hereby may be abandoned at any time prior to the earlier of the Closing and the effectiveness of the Merger:

              (i)   by the mutual consent of Purchaser and Shareholders;

              (ii) subject to Section 1.2(d), by either Purchaser, on the one hand, or the Shareholder Representative, on the other hand, if neither the Closing nor the effectiveness of the Merger shall have occurred prior to June 30, 1998 (provided that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing or the effectiveness of the Merger to occur on or before such date); or

              (iii) by Purchaser if (A) any of the representations and warranties of any Shareholder contained in this Agreement shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of this Agreement) or (B) any Shareholder shall have breached or failed to perform in any material respect any covenant or agreement to be performed by it pursuant to this Agreement.

          (b) In the event of any termination and abandonment pursuant to this
Section 7.1, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

     7.2 Survival of Representations and Warranties. All representations and warranties made by the parties pursuant to this Agreement shall expire and be terminated upon Closing except that the representations made by the Shareholders in Sections 3.1, 3.2 and 3.3 shall survive the Closing Date until the expiration of the applicable statute of limitations.

     7.3 Entire Agreement. This Agreement contains the entire agreement among CompuCom, Purchaser and the Shareholders with respect to the transactions contemplated hereby and supersedes all prior agreements among the parties with respect to such matters.

     7.4 Applicable Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Delaware, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state court or in any federal court sitting in Delaware.

     7.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (provided proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by written notice):

     If to a Shareholder:

          To the Shareholder Representative:

          John E. Paget
          Computer Integration Corp.
          15720 John J. Delaney Drive, Suite 500
          Charlotte, North Carolina  28277
          Fax No.:  (704) 714-4187

     With a copy (which shall not constitute effective notice) to:

          Holland & Knight LLP
          One East Broward Boulevard
          P.O. Box 14070
          Ft. Lauderdale, Florida  33301
          Attn.:  Donn Beloff, Esq.
          Fax No.:  (954) 463-2030

     If to Purchaser or CompuCom:

          CompuCom Systems, Inc.
          7171 Forest Lane
          Dallas, Texas  75230
          Attn.: Lazane Smith, Sr. Vice President, Finance and Chief Financial Officer
          Fax No.:  (972) 856-5395

     With a copy (which shall not constitute effective notice) to:

          Strasburger & Price, L.L.P.
          901 Main Street, Suite 4300
          Dallas, Texas  75202
          Attn.:  Frederick J. Fowler, Esq.
          Fax No.:  (214) 651-4330

     7.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

     7.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, provided that neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that (i) CompuCom may assign any or all of its rights hereunder to any affiliate of CompuCom, and (ii) the Purchaser may assign any or all of its rights hereunder to any other newly organized corporation under the laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by CompuCom; provided, however, CompuCom shall remain liable on a direct and primary basis for the performance of any such direct or indirect subsidiary. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, corporation, partnership or other entity (other than the parties hereto and any permitted assignee) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no person, corporation, partnership or other entity (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

     7.8 Expenses. Whether or not the Closing occurs or the Merger becomes effective, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     7.9 Specific Performance. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative. Each party hereto acknowledges and agrees to any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties hereto for which such parties would have no adequate remedy at law. In addition to any other remedy to which any party hereto may be entitled, each party hereto agrees that temporary and permanent injunctive and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Agreement.

     7.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, this Agreement shall nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     7.11 Appointment by Shareholders' Representative.

          (a) Each of the Shareholders hereby designates and appoints John E. Paget as the attorney-in-fact, representative and agent of all of the Shareholders (the "Shareholder Representative"), and John E. Padget hereby accept such designation and appointment, and by such designation and appointment, each of the Shareholders authorizes and directs the Shareholder Representative to act for and on behalf of such Shareholders whenever any consent, notice or approval is to be given or any covenant, agreement or other action is to be performed hereunder by one or more of the Shareholders (including, without limitation, the execution and delivery of any agreements, instrument or other documents to be executed and delivered by one or more of the Shareholders hereunder).

          (b) Delivery to the Shareholder Representative of any amount, notice, document or instrument which is to be given, delivered or paid to any of the Shareholders shall be deemed to be (and shall be effective as) delivery to such Shareholders. Each of the Shareholders hereby expressly acknowledges that neither the Purchaser, CompuCom nor any of their Affiliates (as defined in the Merger Agreement) will have any liability or obligation to any Shareholders as a result of any action taken or omitted by the Shareholder Representative.

          (c) In the event that John E. Paget is unable or unwilling for any reason whatsoever to fulfill his duties as Shareholder Representative as provided herein, Sam McElhaney shall be deemed to succeed John E. Paget as the Shareholder Representative, without any action, vote, decision or appointment whatsoever, and such successor shall succeed to all the duties, rights, powers and authority of the Shareholder Representative as provided hereinabove.

     7.12 JURY WAIVER. EACH OF THE SHAREHOLDERS, THE SHAREHOLDER REPRESENTATIVE AND PURCHASER WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY MATTER IN ANY WAY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER.

     IN WITNESS WHEREOF, Purchaser and CompuCom have caused this Agreement to be executed by their respective officers thereunto duly authorized and each of the Shareholders have executed this Agreement or caused this Agreement to be executed by its officer, general partner, trustee or other person thereunto duly authorized, as of the date first written above.


                                        CIC ACQUISITION CORP.


                                        By:  /s/ M. Lazane Smith
                                           ------------------------------------
                                           Its:  M. Lazane Smith
                                               --------------------------------
                                           Title:  President
                                                 ------------------------------


                                        COMPUCOM SYSTEMS, INC.


                                        By:  /s/ Edward R. Anderson
                                           ------------------------------------
                                           Its:  Edward Anderson
                                               --------------------------------
                                           Title:  CEO
                                                 ------------------------------

                                  SHAREHOLDERS



CHARTWELL PARTNERS                          LOUIS COSSUTTA IRREVOCABLE TRUST
No. of Shares:  101,350                     No. of Shares:  285,732

By:   /s/ Darrell Pounds                    By:  /s/ Renee Cossutta, Trustee
    --------------------                        ----------------------------
    Its:  President of the Gen Partner              Renee Cossutta
         -------------------------------        Its:  Trustee


CODINVEST LTD.                              /s/ Patricia Cossutta Arostegui
No. of Shares: 4,672,897                    --------------------------------
                                            PATRICIA COSSUTTA AROSTEGUI
By:   /s/ Michael B. Santry                 No. of Shares:  11,000
    -----------------------
    Its:  Attorney in Fact
          -----------------                 RENEE COSSUTTA IRREVOCABLE TRUST
                                            No. of Shares: 280,732
  /s/ Araldo Cossutta
 --------------------                       By:  /s/ Renee Cossutta, Trustee
ARALDO COSSUTTA                                 ----------------------------
No. of Shares: 1,805,000                            Renee Cossutta
No. of Shares of Series D Preferred             Its:  Trustee
Stock:  11,400
No. of Shares of Series E Preferred
Stock:  125                                 LARISSA FOULON 1994 TRUST
                                            No. of Shares:  12,000
                                            No. of Shares of Series D Preferred
  /s/ Donna Cossutta                        Stock:  200
 -------------------
DONNA COSSUTTA
No. of Shares:  4,000                       By:  /s/ Araldo Cossutta
                                                ------------------------
                                                    Araldo Cossutta
EBEN COSSUTTA 1994 TRUST                        Its:  Trustee
No. of Shares:  11,885
No. of Shares of Series D Preferred
Stock:  200                                   /s/ Sam McElhaney
                                            -------------------------
                                            SAM MCELHANEY
By:  /s/ Araldo Cossutta                    No. of Shares: 186,034
    --------------------
       Araldo Cossutta
    Its:  Trustee                            /s/ Derek McElhaney
                                            ------------------------
                                            DEREK MCELHANEY
                                            No. of Shares: 10,000

 /s/ Ellen McElhaney                         /s/ Donald Russell
--------------------                        -------------------
ELLEN MCELHANEY                             DONALD RUSSELL
No. of Shares: 10,000                       No. of Shares: 200,000


 /s/ Jane McElhaney                          /s/ Frank Zappala
-------------------                         ------------------
JANE MCELHANEY                              FRANK ZAPPALA
No. of Shares: 50,000                       No. of Shares: 195,864


 /s/ Thomas McElhaney                        /s/ Maureen Zappala
---------------------                       --------------------
THOMAS MCELHANEY                            MAUREEN ZAPPALA
No. of Shares: 10,000                       No. of Shares: 62,829


 /s/ Jane F. McElhaney                       /s/ Richard Zappala
----------------------                      --------------------
JANE F. MCELHANEY                           RICHARD ZAPPALA
No. of Shares:  5,000                       No. of Shares: 76,329


 /s/ Keith Richardson, Jr.
--------------------------
KEITH RICHARDSON, JR.
No. of Shares:  5,000



     ACCEPTED AND AGREED TO, solely with respect to the provisions of Sections
4.3 and Section 7.11.


                                         /s/ John Paget
                                        -------------------------------
                                        John E. Paget, as Custodian
                                        and Shareholder Representative